FOR IMMEDIATE RELEASE
February 19, 2010	For More Information Contact: Steven M. Zagar Chief Financial Officer First Financial Service Corporation (270) 765-2131

First Financial Service Corporation
Announces Quarterly and Annual Results and Goodwill Impairment Charge

Elizabethtown, Kentucky, February 19, 2010 – First Financial Service Corporation (the Company, NASDAQ: FFKY) today announced diluted net loss per common share of $(1.92) for the quarter ended December 31, 2009, compared to a net loss of $(0.04) for the quarter ended December 31, 2008.  Included in the loss for the fourth quarter of 2009 is a non-operating, non-cash, goodwill impairment charge of $11.9 million (on a pre-tax basis).  Excluding the impact of this charge, diluted net income per common share would have been $0.23 for the quarter ended December 31, 2009.  Diluted net loss per common share for the year ended December 31, 2009, was $(1.65), compared to net income of $1.02 for the year ended December 31, 2008.  Excluding the impact of the goodwill impairment charge, diluted net income per share would have been $0.50 for the year ended December 31, 2009.  See Regulation G disclosure below for reconciliation.  The fourth quarter and year-to-date earnings included higher net interest income and non-interest income, off-set by higher provision for loan losses, margin compression, other-than-temporary losses on security investments and higher operating expenses. Earnings available to common shareholders were also impacted by dividends paid on preferred shares.

As required under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 350, the Company completed its annual goodwill impairment testing during the fourth quarter of 2009.  As a result of the general decline in stock market valuations in the financial services sector and economic deterioration during the past two years, the Company concluded that the goodwill was completely impaired.  Prior to the goodwill impairment charge, the amount of goodwill carried on the balance sheet was $11.9 million.  After the complete impairment charge of $11.9 million, the resulting amount of goodwill on the balance sheet is zero.  The goodwill impairment charge is a non-cash, non-operating item and had no effect on the Bank’s liquidity, cash flows, operations or regulatory capital levels.  The Bank continues to remain well capitalized under regulatory standards as of December 31, 2009.

“Despite the goodwill impairment charge, higher provisions for loan losses and FDIC insurance premiums, the Company was able to expand our core relationships as demonstrated by the growth experienced in both our loan and deposit portfolios this past year,” stated Chief Executive Officer, B. Keith Johnson.  “Our 2009 earnings are also not reflective of many positive events that have occurred during this past year.  Management developed a program of cost reductions and revenue enhancements, which should generate approximately $1.1 million annually.  A few cost reductions were implemented in 2009.  As an example, two new banking centers were opened during the year with minimal increase in full-time equivalent employees.  Other measures were implemented throughout the past year that will have a greater impact on future years, such as the renegotiation of our third-party information technology contracts resulting in a $440,000 annual savings”

Johnson added, “Our loan portfolio remains exposed to the weak economic conditions that persist on both a local and national level, which resulted in higher provisions for loan losses in 2009 and may cause continued elevated provisions in 2010.  We will continue to work aggressively to manage the credit quality deterioration as we seek the bottom of our credit quality concerns.  Further adding pressure to our earnings over the past year, the FDIC increased insurance premiums on the base assessment as well as imposed a special assessment and finally asked for a prepaid assessment of fees for next three years in 2009.  Our proactive approach to navigating through these turbulent times will position the Bank to be able to continue to capitalize on profitable opportunities as the economy wades through the recovery cycle.”

Total deposits were $1.05 billion at December 31, 2009, an increase of $274.4 million from December 31, 2008.    The increase was the result of several actions taken by the Company, including deposit promotions, an increase in public fund accounts as well as utilizing our wholesale funding sources.  Competition for deposits remains very competitive in all of the markets we serve.  Competition for deposits combined with continued repricing of variable rate loans could add to additional margin compression over the next several quarters.

Commercial loans were $705.3 million at December 31, 2009, an increase of $67.7 million, or 10.6%, from December 31, 2008.  The growth in the Company’s commercial loan portfolio has favorably impacted the level of interest income generated by the Company.  Average earning assets increased by $148.9 million as of December 31, 2009, compared to December 31, 2008.  Despite the increase in earning assets, the Company’s net interest margin realized a modest decline of 12 basis points.  Net interest margin decreased to 3.66% for the year ended December 31, 2009, compared to 3.78% for the same period in 2008.  The current Federal Funds rate remains in a range of 0.00% to 0.25%.  Correspondingly, variable rate loans that are tied to the federal prime rate have been repriced downward in relation to the prime rate.  However, interest rates paid on customer deposits have not adjusted downward proportionately with the declining interest yields on loans and investments.  Fifty-eight percent of deposits are time deposits that reprice over a longer period of time.  The increase in the volume of earning assets did have a positive impact on net interest income, which increased $939,000 and $4,299,000 for the three and twelve months ended December 31, 2009, compared to the respective periods ended December 31, 2008.

The percentage of non-performing loans to total loans increased to 3.82% at December 31, 2009 compared to 1.86% at December 31, 2008.  Net charge-offs as a percentage of average total loans increased to 0.54% for the year ended December 31, 2009, compared to 0.07% for the year ended December 31, 2008.  This increase was primarily attributed to a charge-down of $2.0 million on one large commercial real estate loan the Company foreclosed on during the second quarter of 2009.  $1.7 million of the $2.0 million charge-down was previously reserved during the prior year. Also during the fourth quarter of 2009, the Company took a write-down of $500,000 on a commercial real estate loan that was classified and a recorded a charge-off of $822,000 on another commercial real estate relationship.  Additionally, charge-offs were generally higher in all areas of the loan portfolio year-to-date.

Provision for loan loss expense was basically flat at $3.1 million for the three months ended December 31, 2009, compared to the same period ended December 31, 2008.  During the fourth quarter of 2008 and 2009, the Company added specific reserves to several large commercial real estate relationships based on updated appraisals received by the Bank.  For the year ended December 31, 2009, provision for loan loss expense increased $3.6 million to $9.5 million compared to the year ended December 31, 2008.  The increase year-to-date in 2009 was partially related to growth in the loan portfolio, but primarily from the specific reserves set aside for loans classified during 2009.  Provision expense was also higher due to increasing the general reserve factors for commercial real estate loans during the year as the level of classified loans has increased sharply since 2008.  As economic conditions continue to deteriorate, management’s emphasis will be to proactively review credit quality and the adequacy of the allowance for loan losses.  Although resulting in substantial provisioning in the second half of 2008 and continuing throughout 2009, we believe that this proactive approach will put the Company in a better position to withstand the uncertainty over the next few quarters.

Non-interest income increased $543,000 for the three months ended December 31, 2009, compared to the three months ended December 31, 2008.  Customer service fees on deposit accounts increased $69,000 for the fourth quarter 2009 compared to the same quarter in 2008.  Gain on sale of mortgage loans increased $232,000 due to continued refinancing activity, while brokerage commissions decreased $25,000, for the current quarter compared to the same quarter in the prior year.  The increase in non-interest income for the quarter was also reflective of an increase of $20,000 in write-downs on other real estate owned and a decrease of $141,000 of other-than-temporary credit losses on trust preferred security investments.  Other non-interest income increased $149,000 for the fourth quarter compared to same quarter in 2008 due mainly to gains on sales of other real estate owned and an increase from loan fees.

For the year ended December 31, 2009 non-interest income increased $70,000, compared to the year ended December 31, 2008.  Customer service fees on deposit accounts increased $76,000 for 2009 compared to the same period in 2008.  Gain on sale of mortgage loans increased $497,000, while brokerage commissions decreased $96,000 during 2009 compared to same period in the prior year.  Other income increased $410,000 year-to-date in 2009 compared to year-to-date 2008.  The increase in other income is attributable to gains on sale of other real estate owned and fees associated with loan underwriting.  The increase in non-interest income was also reflective of an increase in other-than-temporary impairment losses of $346,000 on trust preferred security investments and by an increase of $416,000 in write-downs on other real estate owned during 2009.  Other-than-temporary impairment charges recorded in 2008 were on equity securities.

Non-interest expense increased $11.9 million to $19.7 million and $15.6 million to $43.9 million for the three and twelve months ended December 31, 2009, compared to the same periods ended December 31, 2008.  Excluding the goodwill impairment charge, non-interest expense would have decreased $65,000 to $7.7 million and increased $3.7 million to $32.0 million for the three and twelve months ended December 31, 2009 compared to the same periods in 2008.  Non-interest expense for the quarter was favorably impacted by a decrease in employee compensation and benefits expense.  Employee compensation and benefits expense was reduced due to lower than anticipated benefit costs for the fourth quarter of 2009.  Further contributing to the decrease to non-interest expense were decreases in information systems and outside services, amortization for core deposit intangible and marketing and advertising.  FDIC insurance premiums increased for the quarter by $89,000.  Other non-interest expense was also higher in the fourth quarter of 2009 compared to the fourth quarter of 2008 due to an increase in postage and courier expenses, legal fees, and taxes paid on other real estate owned.

Non-interest expense for the year was also up due to an increase in employee compensation and benefits.  Employee compensation and benefits was higher due to inflationary salary increases and higher cost of benefits in 2009.  Office occupancy and equipment expenses increased $406,000 year-to-date 2009 compared to the same period in 2008 due to the opening of two banking centers in the third quarter of 2009.  FDIC insurance premiums were higher by $1.2 million in 2009 over 2008.  All financial institutions were subject to higher FDIC premiums beginning in the second quarter 2009.  The FDIC also imposed a special assessment on all financial institutions that was paid on September 30, 2009, which was fully accrued by the Company as of the end of the second quarter.  Finally, the FDIC asked all Banks to prepay the next three years of insurance premiums, which were collected on December 30, 2009.  The prepaid insurance premiums collected for our Company were $7.5 million.  Other expenses increased $798,000 for the year-to-date period ended December 31, 2009 over the same period in 2008.  The increase was related to higher interchange expenses, postage and courier expense, legal fees, loan expenses and repair, maintenance and taxes on other real estate owned.

Regulation G Disclosure:
This press release includes non-GAAP financial measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliations provided below, provides meaningful information and therefore we use it to supplement our GAAP information. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to provide an additional measure of performance.  We believe this information is helpful in understanding the results of operations separate and apart from items that may, or could, have a disproportionate positive or negative impact in any given period.

During the fourth quarter of 2009, the Company recorded a non-cash goodwill impairment charge.  The Company believes that excluding the after-tax effects of these charges from its discussion of the Company’s core operating results will provide investors with a basis to compare the Company’s operating results on a quarter by quarter basis without the material distortions caused by this non-operating charge.  The following table reconciles the non-GAAP financial measure “Net income, excluding goodwill impairment charge” with Net income/(loss) available to common shareholders calculated and presented in accordance with GAAP.

	Quarter Ended	Diluted EPS
	12/31/09	Impact
Net income/(loss) available to common shareholders as reported	$(9,024)	$(1.92)
Goodwill impairment charge, net of income tax	(10,104)	(2.15)
Net income available to common shareholders, excluding goodwill impairment charge	$1,080	$0.23

	Twelve Months
	Ended	Diluted EPS
	12/31/09	Impact
Net income/(loss) available to common shareholders as reported	$(7,741)	$(1.65)
Goodwill impairment charge, net of income tax	(10,104)	(2.15)
Net income available to common shareholders, excluding goodwill impairment charge	$2,363	$0.50

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923.  The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service.  The Bank offers a variety of financial services to its retail and commercial banking customers.  These services include personal and corporate banking services, and personal investment financial counseling services.  Today, the Bank serves eight contiguous counties encompassing Central Kentucky and the Louisville Metropolitan area, including Southern Indiana, through its 22 full-service banking centers and a commercial private banking center.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s acquisition strategy, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

First Financial Service Corporation’s stock is traded on the Nasdaq Global Market under the symbol “FFKY.”  Market makers for the stock are:

Keefe, Bruyette & Woods, Inc.	FTN Midwest Securities

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Howe Barnes Investments, Inc.

Stifel Nicolaus & Company	Knight Securities, LP

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FIRST FINANCIAL SERVICE CORPORATION
Consolidated Balance Sheets (Unaudited)

	December 31,
(Dollars in thousands, except share data)	2009	2008

ASSETS:
Cash and due from banks	$21,253	$17,310
Interest bearing deposits	77,280	3,595
Total cash and cash equivalents	98,533	20,905

Securities available-for-sale	45,764	15,775
Securities held-to-maturity, fair value of $1,176 (2009)
and $6,846 (2008)	1,167	7,022
Total securities	46,931	22,797

Loans held for sale	8,183	9,567
Loans, net of unearned fees	994,926	903,434
Allowance for loan losses	(17,719)	(13,565)
Net loans	985,390	899,436

Federal Home Loan Bank stock	8,515	8,515
Cash surrender value of life insurance	9,008	8,654
Premises and equipment, net	31,965	30,068
Real estate owned:
Acquired through foreclosure	8,428	5,925
Held for development	45	45
Other repossessed assets	103	91
Goodwill	-	11,931
Core deposit intangible	1,300	1,703
Accrued interest receivable	5,658	4,379
Deferred income taxes	4,515	1,147
Other assets	9,113	1,451

TOTAL ASSETS	$1,209,504	$1,017,047

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposits:
Non-interest bearing	$63,950	$55,668
Interest bearing	985,865	719,731
Total deposits	1,049,815	775,399

Short-term borrowings	1,500	94,869
Advances from Federal Home Loan Bank	52,745	52,947
Subordinated debentures	18,000	18,000
Accrued interest payable	360	288
Accounts payable and other liabilities	1,952	2,592

TOTAL LIABILITIES	1,124,372	944,095
Commitments and contingent liabilities	-	-

STOCKHOLDERS' EQUITY:
Serial preferred stock, $1 par value per share;
authorized 5,000,000 shares; issued and
outstanding, 20,000 shares with a liquidation
preference of $1,000/share (2009)	19,781	-
Common stock, $1 par value per share;
authorized 10,000,000 shares; issued and
outstanding, 4,709,839 shares (2009), and 4,668,030
shares (2008)	4,710	4,668
Additional paid-in capital	34,984	34,145
Retained earnings	26,720	36,476
Accumulated other comprehensive loss	(1,063)	(2,337)

TOTAL STOCKHOLDERS' EQUITY	85,132	72,952
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,209,504	$1,017,047

FIRST FINANCIAL SERVICE CORPORATION
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Year Ended
(Dollars in thousands, except per share data)	December 31,		December 31,
	2009	2008	2009	2008
Interest and Dividend Income:
Loans, including fees	$14,604	$14,021	$57,113	$55,739
Taxable securities	309	335	1,234	1,429
Tax exempt securities	148	100	509	396
Total interest income	15,061	14,456	58,856	57,564

Interest Expense:
Deposits	4,558	4,694	17,917	20,512
Short-term borrowings	35	235	152	896
Federal Home Loan Bank advances	607	605	2,405	2,413
Subordinated debentures	329	329	1,318	978
Total interest expense	5,529	5,863	21,792	24,799

Net interest income	9,532	8,593	37,064	32,765
Provision for loan losses	3,084	3,129	9,524	5,947
Net interest income after provision for loan losses	6,448	5,464	27,540	26,818

Non-interest Income:
Customer service fees on deposit accounts	1,805	1,736	6,677	6,601
Gain on sale of mortgage loans	362	130	1,194	697
Gain on sale of investments	-	3	-	55
Net impairment losses recognized in earnings	(159)	(300)	(862)	(516)
Write down on real estate acquired through foreclosure	(22)	(2)	(578)	(162)
Brokerage commissions	92	117	373	469
Other income	453	304	1,715	1,305
Total non-interest income	2,531	1,988	8,519	8,449

Non-interest Expense:
Employee compensation and benefits	3,641	3,835	15,834	14,600
Office occupancy expense and equipment	784	753	3,271	2,865
Marketing and advertising	109	145	844	782
Outside services and data processing	813	959	3,194	3,324
Bank franchise tax	183	249	960	1,010
FDIC insurance premiums	518	429	1,900	716
Goodwill impairment	11,931	-	11,931	-
Amortization of core deposit intangible	101	148	403	207
Other expense	1,582	1,279	5,580	4,782
Total non-interest expense	19,662	7,797	43,917	28,286

Income/(loss) before income taxes	(10,683)	(345)	(7,858)	6,981
Income taxes/(benefits)	(1,922)	(169)	(1,149)	2,184
Net Income/(Loss)	(8,761)	(176)	(6,709)	4,797
Less:
Dividends on preferred stock	(249)	-	(980)	-
Accretion on preferred stock	(14)	-	(52)	-
Net income/(loss) available to common shareholders	$(9,024)	$(176)	$(7,741)	$4,797

Shares applicable to basic income per common share	4,709	4,668	4,695	4,666
Basic income/(loss) per common share	$(1.92)	$(0.04)	$(1.65)	$1.03

Shares applicable to diluted income per common share	4,709	4,668	4,695	4,686
Diluted income/(loss) per common share	$(1.92)	$(0.04)	$(1.65)	$1.02

Cash dividends declared per common share	$-	$0.19	$0.43	$0.76

FIRST FINANCIAL SERVICE CORPORATION
Unaudited Selected Ratios and Other Data

	As of and For the		As of and For the
	Three Months Ended		Year Ended
	December 31,		December 31,
Selected Data	2009	2008	2009	2008

Performance Ratios

Return on average assets	(3.04)%	(.07)%	(.61)%	0.51%

Return on average equity	(36.60)%	(.94)%	(7.18)%	6.37%

Average equity to average assets	8.30%	7.49%	8.56%	8.02%

Net interest margin	3.56%	3.70%	3.66%	3.78%

Efficiency ratio from continuing operations (1)	64.09%	73.69%	70.17%	68.63%

Book value per common share			$13.87	$15.63

Average Balance Sheet Data

Average total assets	$1,144,142	$997,806	$1,092,229	$939,170

Average interest earning assets	1,069,740	928,871	1,020,803	871,942

Average loans	995,815	889,885	971,750	830,748

Average interest-bearing deposits	909,506	717,287	815,426	688,415

Average total deposits	973,597	772,594	874,371	746,377

Average total stockholders' equity	94,966	74,722	93,441	75,313

Asset Quality Ratios

Non-performing loans as a percent of total loans (2)			3.82%	1.86%

Non-performing assets as a percent of total loans (2)			4.68%	2.52%

Allowance for loan losses as a percent of total loans (2)			1.78%	1.50%

Allowance for loan losses as a percent of
non-performing loans			47%	81%

Net charge-offs to total loans (2)			0.54%	0.07%

__________________________________
(1) Excludes goodwill impairment.
(2) Excludes loans held for sale.